Exhibit 99.1

NEWS RELEASE

Contact:	Charles A. Bowman
704-752-4452
E-mail: investor@spx.com

SPX REPORTS FIRST QUARTER 2003 RESULTS

1Q Free Cash Flow 108% of Income From Continuing Operations, Revenues Up 4.5%,

EPS From Continuing Operations $0.50

CHARLOTTE, NC – April 22, 2003 – SPX Corporation (NYSE:SPW) today announced first quarter 2003 financial results of $1.12 billion in revenues, diluted earnings per share before discontinued operations of $0.50, and free cash flow of $42.7 million.

Commenting on the company’s results, John B. Blystone, Chairman, President and CEO said, “As we expected, SPX had a very difficult quarter driven by the negative impact of the power market, an extremely challenging marketplace and worldwide economic uncertainties. For the quarter we generated free cash flow equal to 108% of income from continuing operations, while earnings per share from continuing operations before change in accounting principle were $0.50 compared to $0.78 in 2002. We remain confident in delivering on our financial commitments for the year of $3.40 to $3.75 earnings per share on a GAAP basis.”

FINANCIAL HIGHLIGHTS

Cash Flow: Free cash flow for the first quarter 2003 improved to $42.7 million from $21.2 million in the prior year. First quarter 2003 cash from continuing operations of $57.4 million less capital spending of $14.7 million resulted in free cash flow from operations of $42.7 million or 108% of income from continuing operations. First quarter 2002 cash from continuing operations of $43.7 million less capital spending of $22.5 million resulted in free cash flow from continuing operations of $21.2 million or 33% of income from continuing operations.

Revenues: Revenues for the first quarter grew 4.5% to $1.12 billion compared with first quarter 2002 revenues of $1.07 billion. Organic revenues declined 6.8% in the first quarter, however, excluding the effects of the power market, organic revenues declined less than 0.5%.

Operating Margins: First quarter operating margins were 8.6% compared to 12.4% for the first quarter 2002. Margins were negatively impacted by lower pension income, power market declines and higher restructuring compared to first quarter 2002.

Diluted Earnings Per Share From Continuing Operations Before Change in Accounting Principle: First quarter 2003 earnings per share of $0.50 were down 36% compared to first quarter 2002 earnings per share of $0.78 due to the items mentioned above, a difficult economy and increased interest expense related to the company’s high-yield bond carrying costs.

MANAGEMENT’S DISCUSSION OF RESULTS

Technical Products and Systems reported revenues for the first quarter 2003 of $262.1 million. Organic revenue for the segment declined low double-digits in the quarter. Significant deterioration in the markets for electrical test and measurement solutions and double-digit decline in broadcast and communications systems was offset by acquisitions in security and integrated building life-safety systems and broadcast and communications systems and services.

Segment income for the first quarter 2003 was $35.1 million. Operating margins were 13.4%, down from the prior year in all platforms except laboratory and life science products. Acquisitions contributed to margin declines at broadcast and communication systems and services and security and integrated building life-safety systems.

Industrial Products and Services reported first quarter 2003 revenues of $340.2 million. First quarter organic revenues declined in the segment as growth in compaction equipment partially offset large declines in the power systems market. Excluding the impact of the power systems market, segment organic revenues were up mid-single digits.

Income in the Industrial Products and Services segment was $28.9 million for the quarter, representing 8.5% operating margins for the segment. These results include a $17.5 million reduction in operating income attributable to the declining power industry.

Flow Technology reported revenues for the first quarter of $352.2 million. Bolt-on acquisitions drove top-line growth in the first quarter 2003. Organic revenues declined in the low single digits, but were up low single digit excluding the impact of the power market.

Segment income improved to $43.3 million for the first quarter, representing 12.3% operating margins for the segment. The margin decline is a result of difficult fluid systems markets and the integration of the Balcke acquisition into the cooling technologies and services platform.

Service Solutions reported revenues of $161.7 million for the first quarter 2003, essentially flat organically and in line with expectations.

Segment income was $14.2 million for the first quarter. Service Solutions operating margins were down slightly to 8.8% as a result of product mix changes.

FIRST QUARTER NON-OPERATING ITEMS

Discontinued Operations: On April 7, 2003, SPX and CNT announced that they had signed a definitive agreement that will result in the acquisition by CNT of all of the outstanding shares of Inrange Technologies for approximately $190 million in cash. The transaction is subject to antitrust clearance and is expected to close in the second quarter of this year.

For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results and the expected loss on the sale net of tax, are consolidated on one line labeled “(loss) income from discontinued operations” on the attached condensed consolidated statements of income.

Share Repurchases: On January 9, 2003, the company’s board of directors authorized a $250 million share repurchase program. During the quarter, the company subsequently repurchased 1.5 million shares of its common stock at an average price of $32.52 per share.

Acquisitions: During the first quarter 2003, the company completed six strategic acquisitions for total cash consideration of $153.6 million.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the Company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

Unaudited

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$398.9	$541.3
Accounts receivable, net	957.9	991.8
Inventories, net	667.6	605.2
Prepaid and other current assets	98.4	91.3
Deferred income taxes	225.2	228.7
Assets of discontinued operations	206.2	221.2

Total current assets	2,554.2	2,679.5
Property, plant and equipment	1,294.8	1,260.3
Accumulated depreciation	(521.8)	(493.3)

Net property, plant and equipment	773.0	767.0
Goodwill / intangibles, net	3,249.5	3,169.2
Other assets	468.9	475.8

Total assets	$7,045.6	$7,091.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$529.6	$500.9
Accrued expenses	737.3	790.2
Short-term debt	465.2	251.4
Current maturities of long-term debt	37.5	28.9
Liabilities of discontinued operations	52.9	48.7

Total current liabilities	1,822.5	1,620.1

Long-term debt	2,198.7	2,414.6
Deferred income taxes	606.3	632.2
Other long-term liabilities	716.5	720.5

Total long-term liabilities	3,521.5	3,767.3

Minority interest	12.5	11.7
Shareholders’ equity:
Common stock	870.1	868.0
Paid-in capital	868.7	863.3
Retained earnings	486.6	478.2
Unearned compensation	(44.8)	(46.1)
Accumulated other comprehensive loss	(169.4)	(197.6)
Common stock in treasury	(322.1)	(273.4)

Total shareholders’ equity	1,689.1	1,692.4

Total liabilities and shareholders’ equity	$7,045.6	$7,091.5

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in millions, except per share data)

Unaudited

	Three months ended March 31,
	2003	2002
Revenues	$1,116.2	$1,068.6

Costs and expenses:
Cost of products sold	785.7	721.3
Selling, general and administrative	222.8	206.4
Intangible amortization	2.3	1.5
Special charges	9.2	6.4

Operating income	96.2	133.0

Other income (expense), net	2.0	(0.8)
Equity earnings in joint ventures	10.0	10.3
Interest expense, net	(45.2)	(36.9)

Income from continuing operations before income taxes	63.0	105.6
Provision for income taxes	(23.3)	(40.9)

Income from continuing operations before change in accounting principle	39.7	64.7
(Loss) income from discontinued operations, net of tax	(31.3)	0.4
Change in accounting principle	—	(148.6)

Net income (loss)	$8.4	$(83.5)

Basic income per share of common stock

Income from continuing operations before change in accounting principle	$0.50	$0.80
(Loss) income from discontinued operations	(0.39)	—
Change in accounting principle	—	(1.83)

Net income (loss) per share	$0.11	$(1.03)

Weighted average number of common shares outstanding	79.657	81.294

Diluted income per share of common stock
Income from continuing operations before change in accounting principle	$0.50	$0.78
(Loss) income from discontinued operations	(0.39)	—
Change in accounting principle	—	(1.78)

Net income (loss) per share	$0.11	$(1.00)

Weighted average number of common shares outstanding	79.915	83.454

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

Unaudited

	Three months ended March 31,
	2003	2002
Cash flows from (used in) operating activities:
Net income (loss)	$8.4	$(83.5)
Loss (income) from discontinued operations	31.3	(0.4)
Change in accounting principle	—	148.6

Income from continuing operations before change in accounting principle	39.7	64.7
Adjustments to reconcile income (loss) to net cash from operating activities—
Special charges	9.2	6.4
Deferred income taxes	6.1	35.2
Depreciation	28.6	24.7
Amortization of intangibles and other assets	2.6	1.1
Amortization of discount on LYONs	5.9	5.6
Employee benefits	8.7	(3.5)
Other, net	8.5	(3.6)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	71.4	68.7
Inventories	(43.0)	(18.0)
Accounts payable, accrued expenses, and other	(57.7)	(109.8)
Changes in working capital securitizations	(1.7)	(9.7)
Cash spending on restructuring actions	(20.9)	(18.1)

Net cash from continuing operations	57.4	43.7
Net cash from (used in) discontinued operations	20.3	(6.8)

Net cash from operating activities	77.7	36.9

Cash flows from (used in) investing activities:
Business divestitures		—
Proceeds from asset sales	0.5	—
Business acquisitions and investments, net of cash acquired	(157.3)	(40.1)
Capital expenditures	(14.7)	(22.5)
Other, net	—	(7.5)

Net cash used in continuing operations	(171.5)	(70.1)
Net cash used in discontinued operations	(0.5)	(5.0)

Net cash used in investing activities	(172.0)	(75.1)

Cash flows from (used in) financing activities:
Borrowings under other debt agreements	0.6	—
Payments under other debt agreements	—	(76.3)
Purchase of common stock	(48.7)	—
Common stock issued under stock incentive programs	—	25.3
Common stock issued under exercise of stock warrants	—	20.8
Other, net	—	(15.4)

Net cash used in continuing operations	(48.1)	(45.6)
Net cash used in discontinued operations	—	(1.9)

Net cash used in financing activities	(48.1)	(47.5)

Net decrease in cash and equivalents	(142.4)	(85.7)
Cash and equivalents, beginning of period	541.3	443.0

Cash and equivalents, end of period	$398.9	$357.3

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

($ in millions)

Unaudited

	Three months ended March 31,
	2003	2002	%
Technical Products and Systems (1)

Revenues	$262.1	$242.1	8.3%
Gross profit	103.5	104.6
Selling, general & administrative	67.4	60.6
Intangible amortization	1.0	0.8

Segment income	$35.1	$43.2	-18.8%

as a percent of revenues	13.4%	17.8%

Industrial Products and Services

Revenues	$340.2	$384.2	-11.5%
Gross profit	72.8	100.6
Selling, general & administrative	43.3	44.6
Intangible amortization	0.6	0.4

Segment income	$28.9	$55.6	-48.0%

as a percent of revenues	8.5%	14.5%

Flow Technology

Revenues	$352.2	$279.7	25.9%
Gross profit	109.8	97.3
Selling, general & administrative	65.9	57.8
Intangible amortization	0.6	0.2

Segment income	$43.3	$39.3	10.2%

as a percent of revenues	12.3%	14.1%

Service Solutions

Revenues	$161.7	$162.6	-0.6%
Gross profit	44.4	44.8
Selling, general & administrative	30.1	29.6
Intangible amortization	0.1	0.1

Segment income	$14.2	$15.1	-6.0%

as a percent of revenues	8.8%	9.3%

Total segment income	121.5	153.2
Corporate expenses	(16.1)	(13.8)	16.7%
Special and other charges (1)	(9.2)	(6.4)

Consolidated operating income	$96.2	$133.0	-27.7%

(1)	Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

($ in millions)

Unaudited

	Three months ended 3/31/2003
Beginning cash	$541.3
Operational cash flow	57.4
Acquisitions	(157.3)
Capital expenditures	(14.7)
Proceeds from asset sales	0.5
Net borrowings / (payments)	0.6
Repurchase of common stock	(48.7)
Discontinued operations	19.8

Ending cash	$398.9

	Ending Debt 12/31/2002	Net Change	Acquisition	LYONs Discount Accretion	Ending Debt 3/31/2003
Revolver	$—	—			$—
Tranche A	225.0	—			225.0
Tranche B	410.3	—			410.3
Tranche C	683.7	—			683.7
LYONs, net of unamortized discount	858.2	—		5.9	864.1
7.5% Senior Notes	500.0	—			500.0
Other	17.7	0.6			18.3

Totals	$2,694.9	$0.6	$—	$5.9	$2,701.4